EXHIBIT 10.1
THE SPECTRANETIC CORPORATION
MASTER CONSULTING AGREEMENT
This Master Consulting Agreement (“Agreement”) is entered into this 25th day of March, 2009 by and between The Spectranetics Corporation, a Delaware Corporation, 9965 Federal Drive, Colorado Springs, CO 80921 (“Spectranetics”), and Craig Walker, MD, 225 Dunn Street, Houma, LA 70360 (“Consultant”) dated as of March 9, 2009.
RECITALS
A. Spectranetics is engaged in, among other things, the business of researching, developing, and commercializing proprietary lasers, catheters, and other devices for the treatment of coronary and peripheral vascular disease and management of cardiac leads throughout the United States and the world.
B. Consultant represents that he or she is a qualified physician, experienced in treatment of peripheral vascular disease techniques, including but not limited to the use of the Spectranetics peripheral applications, and duly licensed in the state of Louisiana with knowledge and insights regarding the treatment of coronary and peripheral vascular disease and/or management of cardiac leads
C. Spectranetics and Consultant desire to enter into an agreement in which Consultant will provide consulting services to Spectranetics according to the terms and conditions set forth below.
AGREEMENT
NOW, THEREFORE, in consideration of the recitals above and the mutual promises set forth below and other good and valuable consideration, the parties agree as follows:
Duties. Consultant shall provide consulting services as requested in writing by an authorized employee at Spectranetics as specified in paragraph below, from time to time in a variety of areas where, in Spectranetics’ opinion, such services would be useful or necessary, including but not limited to the areas of laser peripheral application treatment products, product development, non-laser products, procedures, and/or clinical operations/studies. In addition, Consultant may be asked to directly support clinical training, education of physicians or other medical professionals and/or Spectranetics employees, and/or act as an advisor with respect to new marketing materials, initiatives and programs, in each case related to treatment of peripheral vascular disease. Spectranetics reserves the right to review and/or approve any or all presentation materials, including not only slide presentations but also the selection of live cases at any SPNC sponsored event, to ensure consistency with the FDA approved indications for use. Exhibit A is a list of types of services which Spectranetics may request.
Consultant shall perform the consulting services in accordance with all applicable local, federal and state laws and regulations and generally accepted standards of good clinical practice, including without limitation the Health Insurance Portability and Accountability Act (“HIPPA”), the anti fraud and abuse provisions of the Medicare laws, and the Food, Drug and Cosmetic Act and their implementing regulations.

1. Term. The term of this agreement shall be from the date of this Agreement until March 9, 2010.
2. Compensation. Consultant shall receive compensation from Spectranetics as outlined in Exhibit A, plus previously agreed upon-reasonable out-of-pocket expenses for consulting services rendered under this Agreement, provided further than Consultant shall not be paid for consulting services in excess of 10 days in any month without prior approval in writing from an Executive Officer of Spectranetics. Services outside of those outlined in Exhibit A will be negotiated separately and will be subject of a written amendment or separate agreement.
Consultant shall invoice Spectranetics monthly for services rendered pursuant to this Agreement, which invoice shall describe the services provide and the number of hours associated with such work. Spectranetics shall pay such invoice within 30 days of receipt.
The compensation paid under this Agreement shall constitute revenues to Consultant. Spectranetics shall not withhold any amounts therefrom as federal or state income tax or as employee contributions under FICA or any federal or state unemployment, welfare or health insurance program, and Spectranetics shall not make any employer contributions thereunder with respect to Consultant’s compensation under this Agreement.
3. Engagement of Consultant. An authorized Spectranetics employee shall provide each request for a consulting service in writing in sufficient detail to provide clear instructions to Consultant and to allow Spectranetics to verify that Consultant performed the service requested. Only Mike Voss, Kurt Kerzic and Mike Ferguson are authorized to engage Consulting Services. Spectranetics shall pay Consultant for each service requested by Spectranetics and performed by Consultant at the rate set forth above. Such rates are full consideration for the service rendered to Spectranetics, inclusive of travel time and reasonable preparation. No additional amounts shall be paid for such services and such rates are not in consideration for patient care for which Consultant is otherwise compensated. Any payments due are payable within thirty (30) days from the date Spectranetics confirms that the services was performed in accordance with this Agreement.
4. Reimbursement for Business Expenses. Spectranetics shall reimburse Consultant for reasonable and necessary business expenses (e.g., air/train/car, hotel, meals, etc.) incurred by Consultant in connection with a service performed as requested by Spectranetics, provided that such expenses have been pre-approved in writing by Spectranetics personnel prior to any consulting work being performed. Reimbursement for such expenses is payable within thirty (30) days from the date Spectranetics receives documentation from Consultant supporting the fact that such expenses are reimbursable in accordance with this Agreement.
5. No Payments in Excess of Legal Limits. The parties acknowledge and agree that the compensation paid under this Agreement is intended to be consistent with applicable law, regulation and industry guidelines, and does not exceed the fair market value of the service to be provided to Spectranetics under the Agreement. The parties understand and agree that the payments under this Agreement are not intended, directly or indirectly, to induce or reward Consultant for ordering, using, or recommending Spectranetics’ products and Consultant is under no obligation under this Agreement or otherwise to make any use or to arrange for or recommend any use of Spectranetics products.

6. Non-Exclusive Activity. The parties understand that performance under this Agreement is not the exclusive activity of Spectranetics or Consultant and that Spectranetics and Consultant each may undertake other activities, provided that Consultant shall not compete with Spectranetics except as expressly permitted under Paragraph 8 below.
7. Non-Disclosure of Confidential Information. Consultant acknowledges that the services to be rendered under this Agreement may cause each party to receive confidential and proprietary information from the other party. Proprietary Information shall include, without limitation, Spectranetics customer data, custom databases, computer programs, computer applications, product development plans, inventions, invention disclosures, intellectual property, and other business methods, processes, techniques, plans and more (“Proprietary Information”). All Proprietary Information disclosed to or created or developed by Consultant pursuant to this Agreement shall be deemed to be the exclusive property of Spectranetics.
Consultant acknowledges that the Proprietary Information has economic value to Spectranetics due to the fact that the Proprietary Information is not generally known to the public or the trade and that the unauthorized use or disclosure of Proprietary Information is likely to be extremely detrimental to Spectranetics’ interests. Consultant therefore agrees to hold in strict confidence and not to disclose to any third party any Proprietary Information acquired or created or developed by Consultant under this Agreement. Upon termination of this Agreement, Consultant shall deliver to Spectranetics all documents acquired or created or developed during the course of rendering services to Spectranetics under this Agreement, whether in written or electronic form, including without limitation, all correspondence, memoranda, and notes and all summaries, indices and excerpts thereof, that are in Consultant’s possession, custody or control.
Proprietary Information disclosed to a receiving party shall, for a period of five years from the date of termination of the project or a date set forth by mutual agreement by both parties, whichever is later, be held in confidence by the receiving party. Such Proprietary Information shall not be disclosed to others by the receiving party, nor shall it be used by the receiving party except for the purpose set forth above, without the prior written approval of the disclosing party.
The conditions of this Paragraph 7 hereof shall not apply to information:
(i)	which was in the public domain or generally available to the public prior to receipt thereof by the receiving party from the disclosing party, or which subsequently becomes part of the public domain or generally available to the public except by wrongful act of the receiving party or an employee or agent of the receiving party; or

(ii)	which the receiving party can show was in its possession prior to receipt from the disclosing party, or was received thereafter from a third party having no obligation of confidentiality to the disclosing party with respect to such information.

(iii)	which the receiving party can show was independently developed by the receiving party without use of or access to the disclosing party’s proprietary information.

Notwithstanding anything to the contrary in this Paragraph 8, Proprietary Information and the relationship between the parties may be disclosed by a party to those of its employees and agents who require knowledge thereof in connection with their duties in conducting the aforesaid purpose of the Agreement, provided such party informs all such employees and agents of the terms of the Agreement and their duties hereunder and obtains their consent hereto as a condition for their relationship between the parties may be disclosed by a party to legislative, judicial, or regulatory body requiring its disclosure, provided that prior to such disclosure, such party has notified the other party of the requirement with an opportunity for such other party to seek an appropriate protective order.
Upon written request of a party who has disclosed Proprietary Information to a receiving party, the receiving party shall promptly return all Proprietary Information except that one copy may be retained by legal counsel of the receiving part as evidence of what was disclosed.
8. No Competition. Consultant acknowledges that Consultant’s use and creation and development of Proprietary Information under this Agreement will render Consultant unable to perform similar services for any person, business, company or concern that competes or is likely to compete with Spectranetics (“Competitor”) without using and/or disclosing one or more Proprietary Information. In consideration of the confidence placed in Consultant by Spectranetics, Consultant agrees not to render similar services for any Competitor from the date of this Agreement through the first anniversary of the termination of this Agreement (the “Term”), except with the prior written consent of Spectranetics, which consent shall not be unreasonably withheld. During the Term, Consultant shall not solicit or cause to be solicited, directly or indirectly, any person who is or has been a Spectranetics employee or consultant, to work for a Competitor.
9. Termination. Either party may terminate this Agreement without cause upon fifteen (15) days written notice to the other party. Termination for cause shall be in writing and shall be effective as provided in such written notice. Upon termination of this Agreement, Consultant shall be paid all compensation then owing and unpaid. The payment of such amount, plus any properly documented reimbursable expenses under Paragraph 3 and 5 shall satisfy all obligations of Spectranetics to Consultant under this Agreement. The provisions of Paragraphs 8 and 9 shall survive termination of this Agreement.
10. Status of Consultant. Consultant is not an employee of Spectranetics and shall not participate in any employee benefit plans or other benefits or conditions of employment available to Spectranetics employees. Consultant shall have no authority to act as an agent of Spectranetics, except as specially delegated in writing, and Consultant shall not represent to the contrary to any person. Consultant shall not direct the work of any employee of Spectranetics, make any management decisions, or undertake to commit Spectranetics to any course of action in relation to any third party. Consultant shall not be subject to any control or direction of Spectranetics in the manner or performance of rendering services hereunder, Spectranetics being interested only in the end product of Consultant’s efforts as requested by Spectranetics.

11. Qualifications of Consultant. Consultant represents and warrants that Consultant has not: (i) been convicted of any felony, any business crime, or any crime relating to Consultant’s honesty or integrity; (ii) had Consultant’s license to practice any licensed profession in any state is suspended, revoked, or limited; (iii) been reprimanded or censured by any federal or state licensing or regulatory agency; or the delivery of healthcare items or services, or (iv) been excluded from participation in Medicare, Medicaid or another Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f) or been disbarred or suspended from participation in any activity regulated by the Food and Drug Administration or in any federal procurement or non procurement program. Consultant shall promptly notify Spectranetics if any of these events occur.
12.  Authority. The parties represent and warrant that they have full right and authority to enter into this Agreement under applicable law. Consultant will secure any required or necessary notifications or approvals to provide Services under this Agreement.
13.  Indemnification. Consultant agrees to indemnify and hold forever harmless Spectranetics and its officers, directors, shareholders, and employees from any claims, costs, or expenses, including attorneys’ and experts’ fees, arising from any action against Spectranetics and/or Consultant concerning Consultant’s actions or failure to act in accordance with this Agreement.
14. Assignment. Spectranetics may assign its interest in this Agreement to any entity directly or indirectly controlled by Spectranetics or to any successor by merger or sale of substantially all of its assets. The provisions of this Agreement shall inure to the benefit of the permitted assigns and successors in interest of Spectranetics. Consultant may not assign or transfer this Agreement, it being deemed personal to him only.
15. Entire Agreement. This Agreement is the complete, final and exclusive statement of the agreement between the parties with respect to the subject matter hereof. This Agreement supersedes all prior or contemporaneous agreements, negotiations, representations, understandings, and discussions between the parties and/or their respective agents and counsel with respect to the subject matter covered hereby.
16. Amendments. This Agreement may be modified or amended only by a written instrument signed by the party sought to be bound.
17. Captions. All paragraph headings are for convenience only and shall not be considered in interpreting any provision of this Agreement.
18. Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect and for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be affected or impaired in any way, it being intended that all of the parties’ rights and privileges arising hereunder shall be enforceable to the fullest extent permitted by law.
19. Waiver. Failure by any party to enforce any obligation of the other party shall not constitute a waiver of any further or other obligation of the other party.

20. Compliance with Law and Regulations. Each party shall comply with any law, statute, ordinance, directive, code, regulation, rule or order of any Federal, state or local governmental body or agency. Consultant shall be familiar with the Indications for Uses for any Spectranetics product that he or she may describe, discuss, teach or train at any Spectranetics sponsored event. Consultant further agrees that all aspects of his or her training of others at any Spectranetics sponsored event shall stay within the Indications for Use of the product. Spectranetics reserves the right to review and/or approve any or all presentation materials, including not only slide presentations but also the selection of live cases at any Spectranetics sponsored event, to ensure consistency with the FDA approved indications for use. Physician shall provide Spectranetics with a copy of all presentation materials, including a summary of the live cases anticipated at any training event, no later than 48 hours in advance of any such event
21. Applicable Law. This Agreement and the rights of the parties hereunder shall be governed by and enforced in accordance with the internal laws of the State of Colorado.
22. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association, and judgment upon any proper award rendered by the arbitrators may be entered in any court having jurisdiction thereof. There shall be one arbitrator, chosen by the mutual agreement of Spectranetics and Consultant. Each party shall pay the fees of his, her or its own attorneys, as well as the expenses of his, her or its own witnesses and all other costs connected with the arbitration. The costs of the arbitration (including the cost of the arbitrator, and any record or transcripts thereof, if any, administrative fees, and all other fees and costs) shall be borne equally by the parties.
23. Notices. All notices provided for or permitted hereunder shall be in writing, signed by the party giving the same and shall be deemed properly given and received when personally delivered; or upon receipt of a confirmation of transmission by the other party, if sent by telecopy, telefax, or other electronic media capable of transmitting written instruments; or three (3) days after deposit in the United States first class mail, sent certified or registered, return receipt requested, postage prepaid and addressed to the other party as its last known address.
24. Counterparts. This Agreement may be executive in any number of counterparts and by the parties in separate counterparts, each of which so executive shall be deemed to be an original, and such counterparts together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

The Spectranetics Corporation
By:	/s/ Mike Voss
	Name:	Mike Voss
	Title:	Vice-President and General Manager of Vascular Interventions

Consultant
/s/ Craig Walker M.D.
Dr. Craig Walker
225 Dunn Street Houma, LA 70360 985-876-0300

EXHIBIT A

Reimbursable Business
Type of Engagement	Description	Honorarium	Expenses
A.
Project Consulting	Consultant will provide input, feedback, or advice on a specific project (i.e. product concepts, training process, sales & marketing collateral/strategy, clinical studies, manuscripts, etc).	$300/hour up to a maximum of $2500/day or $3000 if overnight stay is required	Reasonable coach air travel, ground transportation to and from home to airport and airport to meeting venue. One night lodging (if applicable and reimbursement for meals.

B.
Educational Presentations	Consultant will provide educational presentations on treatment of peripheral vascular disease and laser peripheral applications (indications, techniques, cases, etc.) to various audiences that may include physician, allied health professionals, or Spectranetics personnel.	$300/hour up to a maximum of $2500 per day or $3000 if overnight stay is required.

		Master Summits will be paid out separately at $300/hr up to a maximum of $4500 per event, $5000 if an overnight stay is required.	Reasonable coach air travel, ground transportation to and from home to airport and airport to meeting venue. One night lodging (if applicable and reimbursement for meals.

C.
Offsite Lab Training or Proctorships	Physicians involved with training other physicians in a lab other than their own (3 case minimum). Training involves but is not limited to live cases (hands-on), presentations, case examples, and Q&A.	$300/hour up to a maximum of $2500 per day or $3000 if overnight stay is required. No payment for training another physician from Consultants practice group or LLP.	Reasonable coach air travel, ground transportation to and from home to airport and airport to meeting venue. One night lodging (if applicable and reimbursement for meals.

D.
Observational Peripheral Application Treatment Training	Consultant will provide observational peripheral application treatment training at their own institution for visiting physicians and staff. Training involves but is not limited to live cases (minimum of 3 cases with laser assistance), didactic presentations, case examples, and Q&A.	$300/hour up to a maximum of $3000 per day.

$300/hour up to a maximum of $2500 per event if Spectranetics is the secondary sponsor.

		No payment for training another physician from Consultants practice group or LLP.	No expense reimbursement.

E.
Peripheral Application Treatment Off-site Proctorships	Consultant will serve as a proctoring trainer of physicians in a lab other than their own. Training involves but is not limited to live cases (for a minimum of 3 cases by trainee with laser assistance), didactic presentations, case examples, and Q&A.	$300/hour up to a maximum of $2500 per day or $3000 if overnight stay is required. No payment for training another physician from Consultants practice group or LLP.	Reasonable coach air travel, ground transportation to and from home to airport and airport to meeting venue. One night lodging (if applicable and reimbursement for meals.